EXHIBIT 99.1

Vanguard Reports Second Quarter Results

NASHVILLE, Tenn. – February 12, 2007 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the second quarter ended December 31, 2006.

Total revenues for the quarter ended December 31, 2006 were $652.9 million, an increase of $55.0 million or 9.2% from the prior year quarter.  Patient service revenues and health plan premium revenues increased $43.5 million and $11.5 million, respectively, from the prior year quarter.  The quarter over quarter increase in patient service revenues was attributable to a 2.6% increase in hospital adjusted discharges from continuing operations and a 7.4% increase in net revenue per adjusted hospital discharge from continuing operations during the current year quarter compared to the prior year quarter. Patient service revenues growth was negatively affected by a shift in payer mix from Medicare to Medicaid during the current year quarter compared to the prior year quarter. The quarter over quarter increase in health plan premium revenues was primarily attributable to our new Medicare Advantage Plan in Arizona that began operations on January 1, 2006.

For the quarter ended December 31, 2006, Vanguard reported a loss from continuing operations of $116.2 million compared to income from continuing operations of $5.7 million during the prior year quarter.  The decrease was primarily attributable to the $123.8 million ($110.5 million, net of tax benefit) impairment charge recorded during the current year quarter to write down the goodwill related to Vanguard’s Chicago hospitals to fair value discussed below. Salaries and benefits increased quarter over quarter due to additional staffing and orientation costs associated with the ramp-up of expanded service lines opened during the previous quarter and our investment in increased nurse recruitment, retention and education programs in order to offset utilization of contract labor in the future. Quarter over quarter supplies expense increased due to increased patient volumes during the current year quarter and continued inflationary pressures for medical supplies and pharmaceuticals. The startup of Vanguard’s new Medicare Advantage Plan during January 2006 and higher claims experience at its other existing plans resulted in quarter over quarter increased medical claims expense.For the quarter ended December 31, 2006, Vanguard incurred a net loss of $118.7 million compared to net income of $3.6 million during the prior year quarter. The significant decrease was due to the after tax impact of the decrease in earnings from continuing operations previously discussed. The operations of Vanguard’s California hospitals that were sold on October 1, 2006 (see further discussion below) were classified as discontinued operations for the quarters ended December 31, 2005 and 2006.

Adjusted EBITDA was $57.2 million for the quarter ended December 31, 2006, a decrease of $4.0 million or 6.5% from the prior year quarter.  A reconciliation of Adjusted EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles for the quarters ended December 31, 2005 and 2006 is included in the attached supplemental financial information.

The consolidated operating results for the quarter ended December 31, 2006 reflect a 3.7% increase in discharges from continuing operations and a 2.6% increase in hospital adjusted discharges from continuing operations compared to the prior year quarter.  The increase in quarter over quarter discharges from continuing operations is primarily attributable to a greater quantity of lower acuity inpatient cases. Demand for higher acuity services and elective procedures in our markets remains weak due to general patient wellness, competitive pressures and other factors.

Total revenues for the six months ended December 31, 2006 increased $84.3 million or 7.0% from the prior year period.  Patient service revenues and health plan premium revenues increased $61.9 million and $22.4 million, respectively, from the prior year period.  Total revenues during the six months ended December 31, 2006 were positively impacted by period over period increases in hospital adjusted discharges from continuing operations, net revenue per hospital adjusted discharge from continuing operations and the start of operations of our new Medicare Advantage Plan in Arizona on January 1, 2006.

For the six months ended December 31, 2006, Vanguard reported a loss from continuing operations of $119.1 million compared to income from continuing operations of $14.6 million during the prior year period. The current year period loss from continuing operations is primarily attributable to the $123.8 million ($110.5 million, net of tax benefit) impairment charge recorded during the current year period to write down goodwill related to Vanguard’s Chicago hospitals to fair value discussed below. Net loss for the six months ended December 31, 2006 was $126.4 million compared to net income of $10.9 during the prior year period.

Adjusted EBITDA was $111.5 million for the six months ended December 31, 2006, a decrease of $15.0 million or 11.9% from the prior year period.  A reconciliation of Adjusted EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles for the six-month periods ended December 31, 2005 and 2006 is included in the attached supplemental financial information.

The consolidated operating results for the six months ended December 31, 2006 reflect a 2.6% increase in discharges from continuing operations compared to the prior year period, while hospital adjusted discharges from continuing operations remained relatively flat period over period.  Emergency room visits from continuing operations increased 1.4% period over period.  Outpatient surgeries from continuing operations decreased 0.8% period over period primarily due to Vanguard’s sale of a majority of its partnership interests in an outpatient surgery center in San Antonio to an independent third party in October 2005.

Cash flows from operating activities were $8.0 million for the six months ended December 31, 2006, a decrease of $37.4 million from the prior year period.  The decrease was primarily attributable to a $37.1 million buildup of net accounts receivable from continuing operations during the current year period compared to the prior year period. During the prior year period, net accounts receivable days from continuing operations decreased by approximately 2 days, while net accounts receivable days from continuing operations increased by approximately 5 days during the current year period. Cash used in investing activities decreased to $31.5 million during the six months ended December 31, 2006 compared to $108.4 million during the prior year period. The period over period decrease was primarily due to a $34.3 million decrease in capital expenditures and the $37.0 million cash proceeds from the sale of Vanguard’s California hospitals in October 2006. Cash flows from financing activities decreased $150.5 million period over period as a result of a $175.0 million term loan borrowing in September 2005.

Vanguard has experienced gradual changes in the business climate at its Chicago hospitals, the most significant being payer mix shifts, which have resulted in weaker than expected operating results at those hospitals. Management believes that these trends may not be temporary in nature and may not be sufficiently offset by its various initiatives to improve operating results. As a result, Vanguard performed an impairment test of the long-lived assets, including goodwill and intangibles, of its Chicago hospitals as of December 31, 2006. Based upon independent third party estimates of the fair values of these hospitals, Vanguard recorded a $123.8 million ($110.5 million, net of tax benefit) impairment charge during the quarter and six months ended December 31, 2006 to write down goodwill related to its Chicago hospitals to fair value.

As previously disclosed, on October 1, 2006, certain subsidiaries of Vanguard completed the sale of the fixed assets and a portion of the working capital of its three hospitals in California to subsidiaries of Prime Healthcare Services, Inc. for net proceeds of approximately $40.0 million. Cash proceeds were approximately $37.0 million with the remaining $3.0 million placed into an escrow account payable to Vanguard’s respective subsidiaries on July 2, 2007. Vanguard intends to use the net proceeds of this sale for capital expenditures and other general corporate purposes.

“We continue to refine our operating strategies to respond to current patient demand challenges, payer mix shifts and cost pressures and to proactively prepare for future challenges that we expect to face,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer.  “Our commitment to expanding quality of care initiatives and becoming the preferred provider of healthcare services for our patients and for the physicians who practice in our hospitals continues to negatively impact our operating results in the short-term, but we are confident that these initiatives will further our success in the long-term.”

Vanguard will host a conference call for investors at 11:00 am EST on February 13, 2007.  All interested investors are invited to access a live audio broadcast of the call, via webcast.  The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on Second Quarter Webcast or at http://visualwebcaster.com/event.asp?id=37558.  If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com.  To access the replay, click on Second Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 16 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas and Massachusetts.  Vanguard also owns managed health plans in Chicago, Illinois and Phoenix, Arizona and two surgery centers in Orange County, California.  The Company’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets.  Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets.  Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment.  These strategies improve quality and network coverage in a cost effective and accessible manner for the communities Vanguard serves.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended December 31,

	2005		2006

Patient service revenues	$508.5	85.0%	$552.0	84.5%
Premium revenues	89.4	15.0	100.9	15.5

Total revenues	597.9	100.0	652.9	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.3 and $0.5, respectively)	252.4	42.2	273.8	41.9
Supplies	97.1	16.3	108.3	16.6
Medical claims expense	63.0	10.5	75.5	11.6
Provision for doubtful accounts	35.8	6.0	45.3	6.9
Purchased services	31.6	5.3	37.3	5.7
Rents and leases	8.3	1.4	9.5	1.5
Other operating expenses	48.8	8.1	46.5	7.1
Depreciation and amortization	23.3	3.9	28.8	4.4
Interest, net	26.4	4.4	31.7	4.9
Impairment expense	–	0.0	123.8	19.0
Other	2.0	0.3	4.3	0.6

Total costs and expenses	588.7	98.4	784.8	120.2

Income (loss) from continuing operations before income taxes	9.2	1.6	(131.9)	(20.2)
Income tax expense (benefit)	3.5	0.6	(15.7)	(2.4)

Income (loss) from continuing operations	5.7	1.0	(116.2)	(17.8)
Discontinued operations, net of taxes	(2.1)	(0.4)	(2.5)	(0.4)

Net income (loss)	$3.6	0.6%	$(118.7)	(18.2)%

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Six months ended December 31,

	2005		2006

Patient service revenues	$1,028.0	85.4%	$1,089.9	84.6%
Premium revenues	175.5	14.6	197.9	15.4

Total revenues	1,203.5	100.0	1,287.8	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.6 and $0.8, respectively)	498.5	41.4	542.0	42.1
Supplies	196.0	16.3	211.8	16.4
Medical claims expense	122.4	10.2	147.2	11.4
Provision for doubtful accounts	82.3	6.8	87.4	6.8
Purchased services	62.2	5.2	71.8	5.6
Rents and leases	16.2	1.3	18.8	1.5
Other operating expenses	100.0	8.3	98.1	7.6
Depreciation and amortization	46.6	3.9	58.2	4.5
Interest, net	51.1	4.3	61.6	4.8
Impairment expense	–	0.0	123.8	9.6
Other	3.5	0.3	3.5	0.3

Total costs and expenses	1,178.8	98.0	1,424.2	110.6

Income (loss) from continuing operations before income taxes	24.7	2.0	(136.4)	(10.6)
Income tax expense (benefit)	10.1	0.8	(17.3)	(1.4)

Income (loss) from continuing operations	14.6	1.2	(119.1)	(9.2)
Discontinued operations, net of taxes	(3.7)	(0.3)	(7.3)	(0.6)

Net income (loss)	$10.9	0.9%	$(126.4)	(9.8)%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In millions)

	Three months ended December 31,		Six months ended December 31,

	2005	2006	2005	2006

Net income (loss)	$3.6	$(118.7)	$10.9	$(126.4)
Interest, net	26.4	31.7	51.1	61.6
Income tax expense (benefit)	3.5	(15.7)	10.1	(17.3)
Depreciation and amortization	23.3	28.8	46.6	58.2
Minority interests	0.9	0.7	1.6	1.4
Loss (gain) on disposal of assets	(0.1)	2.6	–	0.1
Equity method income	(0.2)	(0.3)	(0.8)	(0.6)
Stock compensation	0.3	0.5	0.6	0.8
Debt extinguishment costs	0.1	–	0.1	–
Monitoring fees	1.3	1.3	2.6	2.6
Impairment expense	–	123.8	–	123.8
Discontinued operations, net of taxes	2.1	2.5	3.7	7.3

Adjusted EBITDA (a)	$61.2	$57.2	$126.5	$111.5

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, gain or loss on the disposal of assets, equity method income or loss, stock compensation, debt extinguishment costs, merger expenses, monitoring fees, impairment expense and discontinued operations, net of taxes.  Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In millions)

		(Unaudited)
	June 30, 2006	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$123.6	$95.9
Restricted cash	–	5.5
Accounts receivable, net of allowance for uncollectible accounts of approximately $103.5 and $106.9 at June 30, 2006 and December 31, 2006, respectively	294.1	307.0
Inventories	45.3	47.4
Assets held for sale	52.1	–
Prepaid expenses and other current assets	45.9	48.7

Total current assets	561.0	504.5

Property, plant and equipment, net	1,159.5	1,162.0
Goodwill	812.8	689.0
Intangible assets, net	69.0	67.1
Investments in unconsolidated subsidiaries	8.2	8.2
Other assets	40.0	62.8

Total assets	$2,650.5	$2,493.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151.8	$111.5
Accrued salaries and benefits	78.5	74.7
Accrued health claims	44.0	54.4
Accrued interest	13.3	13.6
Other accrued expenses and current liabilities	72.1	58.6
Current maturities of long-term debt	8.3	8.1

Total current liabilities	368.0	320.9
Minority interests in equity of consolidated entities	9.4	9.1
Other liabilities	73.0	84.5
Long-term debt, less current maturities	1,510.9	1,515.7
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	643.7	644.3
Retained earnings (deficit)	45.5	(80.9)

Total liabilities and stockholders’ equity	$2,650.5	$2,493.6

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six months ended December 31,

	2005	2006

Operating activities:
Net income (loss)	$10.9	$(126.4)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Loss from discontinued operations	3.7	7.3
Depreciation and amortization	46.6	58.2
Provision for doubtful accounts	82.3	87.4
Deferred income taxes	8.8	(18.0)
Amortization of loan costs	2.0	2.2
Accretion of principal on senior discount notes	7.6	8.5
Loss on disposal of assets	–	0.1
Stock compensation	0.6	0.8
Debt extinguishment costs	0.1	–
Impairment expense	–	123.8
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	(78.8)	(121.0)
Inventories	(1.8)	(2.0)
Prepaid expenses and other current assets	(5.4)	(13.2)
Accounts payable	(4.2)	(30.3)
Accrued expenses and other liabilities	(30.8)	29.4

Net cash provided by operating activities – continuing operations	41.6	6.8
Net cash provided by operating activities – discontinued operations	3.8	1.2

Net cash provided by operating activities	45.4	8.0
Investing activities:
Acquisitions, including working capital settlement payments	(0.4)	–
Capital expenditures	(111.4)	(77.1)
Purchases of short-term investments	(68.4)	(60.0)
Sales of short-term investments	68.4	60.0
Other	5.8	9.1

Net cash used in investing activities – continuing operations	(106.0)	(68.0)
Net cash provided by (used in) investing activities – discontinued operations	(2.4)	36.5

Net cash used in investing activities	(108.4)	(31.5)
Financing activities:
Proceeds from long-term debt	175.0	–
Payments of long-term debt and capital leases	(27.0)	(4.1)
Payments to repurchase equity incentive units	(1.1)	(0.2)
Other	(0.6)	0.1

Net cash provided by (used in) financing activities	146.3	(4.2)

Net increase (decrease) in cash and cash equivalents	83.3	(27.7)
Cash and cash equivalents, beginning of period	79.2	123.6

Cash and cash equivalents, end of period	$162.5	$95.9

Net cash paid for interest	$50.5	$55.1

Net cash paid for income taxes	$0.8	$0.5

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Three months ended December 31,

	2005	2006	% Change

Number of hospitals at end of period	16	16
Licensed beds at end of period	4,026	4,236
Discharges	40,991	42,523	3.7%
Adjusted discharges-hospitals	65,561	67,251	2.6%
Average length of stay	4.28	4.31	0.7%
Patient days	175,566	183,310	4.4%
Adjusted patient days-hospitals	280,800	289,910	3.2%
Patient revenue per adjusted discharge-hospitals	$7,260	$7,794	7.4%
Outpatient surgeries	18,664	18,802	0.7%
Emergency room visits	144,721	148,503	2.6%

Charity care as a percent of patient
service revenues	3.9%	4.2%

Provision for doubtful accounts as a percent
of patient service revenues	7.1%	8.2%

Net patient revenue payer mix:
Medicare	29.6%	26.5%
Medicaid	6.1%	8.7%
Managed care	54.4%	54.7%
Commercial	1.0%	0.5%
Self pay	8.9%	9.6%

Total	100.0%	100.0%

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Six months ended December 31,

	2005	2006	% Change

Number of hospitals at end of period	16	16
Licensed beds at end of period	4,026	4,236
Discharges	82,736	84,910	2.6%
Adjusted discharges-hospitals	134,590	134,989	0.3%
Average length of stay	4.26	4.28	0.5%
Patient days	352,121	363,484	3.2%
Adjusted patient days-hospitals	572,808	577,861	8.8%
Patient revenue per adjusted discharge-hospitals	$7,157	$7,657	7.0%
Outpatient surgeries	38,520	38,207	(0.8)%
Emergency room visits	291,316	295,291	1.4%

Charity care as a percent of patient
service revenues	3.5%	4.3%

Provision for doubtful accounts as a percent
of patient service revenues	8.0%	8.0%

Net patient revenue payer mix:
Medicare	28.4%	25.7%
Medicaid	7.2%	9.1%
Managed care	53.1%	55.0%
Commercial	1.1%	0.6%
Self pay	10.2%	9.6%

Total	100.0%	100.0%

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131